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As filed with the Securities and Exchange Commission on February 4, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BE AEROSPACE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1209796 (I.R.S. Employer Identification No.)
1400 Corporate Center Way Wellington, Florida 33414 (561) 791-5000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Thomas P. McCaffrey
Corporate Senior Vice President
of Administration and
Chief Financial Officer
BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414
(561) 791-5000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With Copies to:

Rohan S. Weerasinghe, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

        Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)

Common Stock, $.01 par value	(4)	(5)
Preferred Stock	(4)	(5)
Convertible Preferred Stock	(4)	(5)
Stock or Debt Warrants	(4)	(5)
Debt Securities	(4)	(5)
Convertible Debt Securities	(4)	(5)

Total	$500,000,000	100%	$500,000,000	$63,350

(Footnotes on next page)

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

(1)
The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act, and excludes accrued interest and dividends, if any.

(2)
Such amount represents the principal amount of any debt securities or convertible debt securities issued at their principal amount, the issue price rather than the principal amount of any debt securities or convertible debt securities issued at original issue discount, the liquidation preference of any preferred stock, the amount computed pursuant to Rule 457(c) under the Securities Act for any common stock, the issue price of any stock or debt warrants, the exercise price of any securities registered hereunder that are issuable upon the exercise of any stock or debt warrants and the initial public offering price of any preferred or convertible preferred stock.

(3)
The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act in respect of the up to $500,000,000 aggregate offering price of the securities registered hereunder.

(4)
Registered hereunder are an indeterminable number or principal amount of shares of common stock, preferred stock, convertible preferred stock, debt or stock warrants, debt securities and convertible debt securities of BE Aerospace, Inc. as may, from time to time, be issued at indeterminate prices, with an aggregate initial offering price not to exceed $500,000,000. Also includes such indeterminate amount of all debt securities, common stock and preferred stock of BE Aerospace, Inc. that may be issued upon conversion of or exchange for any other securities registered hereunder that provide for conversion or exchange into debt securities, common stock or preferred stock of BE Aerospace, Inc.

(5)
Omitted pursuant to General Instruction II.D of Form S-3.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2004

BE AEROSPACE, INC.

Up to $500,000,000 of
Common Stock
Preferred Stock
Convertible Preferred Stock
Warrants to Purchase Common Stock or Debt Securities
Debt Securities
Convertible Debt Securities

        We may offer and sell, from time to time, in one or more offerings, any combination of the debt and equity securities we describe in this prospectus having a total initial offering price not exceeding $500,000,000.

        We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement in an accompanying prospectus supplement. We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities offered, before you make your investment decision.

        Our common stock is quoted on the Nasdaq National Market under the symbol "BEAV." On February 3, 2004, the last reported bid price of our common stock on the Nasdaq National Market was $5.78 per share.

        We have not yet determined whether any of our debt securities or preferred stock will be listed on any exchange or over-the-counter market. If we decide to seek listing of such securities, a prospectus supplement relating to such securities will identify such exchange or market.

        Investing in our securities involves risks, see "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                              , 2004

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using the SEC's shelf registration rules. Under the shelf registration rules, using this prospectus, together with a prospectus supplement, we may sell from time to time, in one or more offerings, up to $500,000,000 of any of the securities described in this prospectus.

        In this prospectus we use the terms "BE Aerospace," "we," "us," and "our" to refer to BE Aerospace, Inc., a Delaware corporation.

        This prospectus provides you with a general description of the securities we may sell. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the office of Nasdaq Operations, 1735 K Street, Washington, D.C. 20006.

        We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

        The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

        The following documents, which have been filed with the SEC, are incorporated by reference into this prospectus (excluding any portions of such documents that have been "furnished" but not "filed"):

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  Our annual report on Form 10-K for the ten-month transition period ended December 31, 2002;

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  Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 20, 2003 and September 30, 2003;

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  Our revised definitive Proxy Statement dated April 25, 2003;

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  Our current reports on Form 8-K dated January 23, 2003; February 11, 2003; March 5, 2003 (only with respect to information reported under Item 5); April 21, 2003 (only with respect to information reported under Item 5); July 21, 2003 (only with respect to information reported under Item 5); September 26, 2003 (only with respect to information reported under Item 5);

    September 29, 2003; October 2, 2003; and October 22, 2003 (only with respect to information reported under Item 5);

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  the description of our common stock appearing in our Amendment No. 1 to Form 8-A filed April 20, 1990 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any subsequent amendment or any report filed for the purposes of updating such description; and

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  the description of our Series A Junior Participating Preferred Stock Rights (currently traded with our common stock) appearing in our Form 8-A filed November 18, 1998 pursuant to Section 12 of the Exchange Act.

        Our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our Internet website is located at http://www.beaerospace.com. You also may request a copy of these filings, at no cost, by writing or telephoning our General Counsel at the following address:

  BE Aerospace, Inc.
  1400 Corporate Center Way
  Wellington, FL 33414
  Attention: General Counsel
  (561) 791-5000

        We also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) on or after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of such registration statement and (2) after the date of this prospectus and prior to the termination of the offering made hereby, other than any portion of a Current Report on Form 8-K that have been "furnished" but not "filed" under Item 9 or Item 12 (and any related exhibits).

        Any statement contained in this prospectus or in a document incorporated by reference or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus and information incorporated by reference into this prospectus, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operation and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain, or will contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, including statements regarding implementation and expected benefits of lean manufacturing and continuous improvement programs, our dealings with customers and partners, the consolidation of facilities, reduction of our workforce, integration of acquired businesses, ongoing capital expenditures, the impact of the large number of indefinitely grounded aircraft on demand for our products and our underlying assets, the adequacy of funds to meet our capital requirements, the ability to refinance our indebtedness, if necessary, the reduction of debt, the potential impact of new accounting pronouncements and the impact on our business from the September 11, 2001 terrorist attacks, SARS outbreak and war in Iraq. These forward-looking statements include risks and uncertainties, and our actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those under the heading "Risk Factors" in this prospectus, as well as future events that may have the effect of reducing our available operating income and cash balances, such as unexpected operating losses, the impact of rising fuel prices on our airline customers, outbreaks or escalations of national or international hostilities, terrorist attacks, prolonged health issues which reduce air travel demand (e.g., SARS), delays in, or unexpected costs associated with, the integration of our acquired or recently consolidated businesses, conditions in the airline industry, changing conditions in the business jet industry, problems meeting customer delivery requirements, our success in winning new or expected refurbishment contracts from customers, capital expenditures, cash expenditures related to possible future acquisitions, facility closures, product transition costs, labor disputes involving us, our significant customers or airframe manufacturers, the possibility of a write-down of intangible assets, delays or inefficiencies in the introduction of new products or fluctuations in currency exchange rates.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein. These statements should not be considered in isolation and you should make your investment decision only after carefully reading the entire prospectus and the documents incorporated by reference.

ABOUT THE COMPANY

General

        Based on our experience in the industry, we believe we are the world's largest manufacturer of cabin interior products for commercial aircraft and business jets and a leading aftermarket distributor of aerospace fasteners. We sell our manufactured products directly to virtually all of the world's major airlines and airframe manufacturers and to a wide variety of business jet customers. In addition, based on our experience, we believe that we have achieved leading global market positions in each of our major product categories, which include:

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  commercial aircraft seats, including an extensive line of first class, business class, tourist class and regional aircraft seats;

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  a full line of aircraft food and beverage preparation and storage equipment, including coffeemakers, water boilers. beverage containers, refrigerators, freezers, chillers and microwave, high heat convection and steam ovens;

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  both chemical and gaseous aircraft oxygen delivery systems;

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  business jet and general aviation interior products, including an extensive line of executive aircraft seats, direct and indirect overhead lighting systems, oxygen delivery systems, air valve systems, high-end furniture and cabinetry; and

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  a broad line of fasteners, consisting of over 100,000 Stock Keeping Units (SKUs).

        We also design, develop and manufacture a broad range of cabin interior structures and provide comprehensive aircraft cabin interior reconfiguration and passenger-to-freighter conversion engineering services and component kits.

        We generally derive our revenues from two primary sources: refurbishment or upgrade programs for the existing worldwide fleets of commercial and general aviation aircraft and new aircraft deliveries. Historically, approximately 60% of our revenues are from the aftermarket and 40% are from new aircraft deliveries. We believe our large installed base of products, estimated to be over approximately $4.9 billion as of September 30, 2003 (valued at replacement prices), is substantially larger than that of our competitors. We believe our large installed base gives us a significant advantage over our competitors in obtaining orders both for spare parts and for refurbishment programs due to the tendency of the airlines to purchase equipment for such programs from the original supplier.

        We generated approximately 50% of our total revenues from sales outside the U.S. for the nine month period ended September 30, 2003, with approximately 26% of total revenues generated in Europe and approximately 18% in Asia (including Australia and New Zealand). This geographic diversity allows us to serve all of the world's major airlines and airframe manufacturers.

        New product development is a strategic tool for our company. Our customers regularly request that we engage in new product development and enhancement activities. We believe that these activities, if properly focused and managed, will protect and enhance our leadership position. Research, development and engineering spending have been approximately 6.0%-7.0% of net sales for the past several years, and is expected to remain at that level for the foreseeable future.

Principal Executive Offices

        Our principal executive offices are located at 1400 Corporate Center Way, Wellington, Florida 33414. Our telephone number at that location is (561) 791-5000. You may also obtain additional information about us from our website, www.beaerospace.com. Information on our website is not part of this prospectus.

        For more information about our company, you may also refer to the information described under the heading "Where You Can Find More Information."

Recent Developments

        On October 7, 2003, we completed, through a private placement, the sale of $175.0 million of 8.5% senior notes due 2010. The net proceeds of approximately $168.9 from this financing were used in part to repay all borrowings under our current bank credit facility, and the remaining proceeds will be used for general corporate purposes. In connection with the notes offering, effective on October 7, 2003 we amended our current bank credit facility, reducing total commitments to $50.0 million, of which $42.6 million is currently available, reflecting letters of credit totaling $7.4 million.

RISK FACTORS

        You should carefully consider the risks described below, in addition to the other information in this prospectus, before making a decision to invest in our securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations.

        If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or part of your investment.

We are directly dependent upon the conditions in the airline and business jet industries and a severe and prolonged downturn could negatively impact our results of operations

        The September 11, 2001 terrorist attacks have severely impacted conditions in the airline industry. According to industry sources, since such attacks most major U.S. and a number of international carriers have substantially reduced their flight schedules, parked or retired portions of their fleets, reduced their workforce and implemented other cost reduction initiatives. The airlines have further responded by decreasing domestic airfares. As a result of the decline in both traffic and airfares following the September 11, 2001 terrorist attacks, and their aftermath, as well as other factors, such as the weakening economy and increases in fuel costs, the world airline industry lost a total of $25 billion in calendar 2001 and 2002. The airline industry crisis also caused 17 airlines worldwide to declare bankruptcy or cease operations in the past two years. The onset of war in Iraq and the Severe Acute Respiratory Syndrome (SARS) virus outbreak during the first quarter of 2003 further adversely affected the world airline industry. Estimates indicate that the U.S. airlines alone could lose nearly $11 billion during calendar 2003 as a result of the combined impact of these recent events.

        The business jet industry has also been experiencing a severe downturn, driven by weak economic conditions and poor corporate profits. In late 2002, three business jet manufacturers announced plans to reduce or temporarily halt production of a number of aircraft types. Business jet airframe manufacturers announced further planned production cuts in early 2003. Deliveries of new business jets were down 33% for the first half of 2003 compared to the same period a year ago, and are expected to remain depressed for the foreseeable future, according to industry forecasts.

        As a result of the foregoing, the airlines have been seeking to conserve cash in part by deferring or eliminating cabin interior refurbishment programs and deferring or canceling aircraft purchases. This, together with the reduction of new business jet production, has caused a substantial contraction in our business, the extent and duration of which cannot be determined at this time. We expect these adverse industry conditions to have a material adverse impact on our results of operations and financial condition until such time as conditions in the commercial airline and business jet industries improve. Additional events similar to those above could delay any recovery in the industry. While management has developed and implemented what it believes is an aggressive cost reduction plan to counter these difficult conditions, it cannot guarantee that the plans are adequate or will be successful.

The airline industry is heavily regulated and failure to comply with applicable laws could reduce our sales, or require us to incur additional costs to achieve compliance, which could reduce our results of operations

        The Federal Aviation Administration prescribes standards and licensing requirements for aircraft components, including virtually all commercial airline and general aviation cabin interior products, and licenses component repair stations within the United States. Comparable agencies, such as the U.K. Civil Aviation Authority and the Japanese Civil Aviation Board, regulate these matters in other countries. If we fail to obtain a required license for one of our products or services or lose a license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed. àIn addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be both expensive and time consuming.

        From time to time the FAA proposes new regulations. These new regulations generally cause an increase in costs to comply with these regulations; when the FAA first enacted Technical Standard Order C127, all seating companies were required to meet these new rules. Compliance with this rule required industry participants to spend millions of dollars on engineering, plant and equipment to comply with the regulation. A number of smaller seating companies decided that they did not have the resources, financial or otherwise, to comply with these rules and they either sold their businesses or ceased operations.

        To the extent the FAA implements rule changes in the future, we may incur additional costs to achieve compliance.

There are risks associated with our facility consolidation and integration program; failure of our combined operations to perform as expected could lead to a loss of revenues and customers

        We have implemented a comprehensive facility consolidation and integration plan designed to reduce our capacity and fixed costs consistent with current demand and anticipated demand. This plan involved shutting five principal facilities, and transferring the operations to other facilities while maintaining an ongoing business for the transferred operations. If the results of implementing this plan are not as we expected, our costs may be higher than we currently anticipate or we may incur delays in delivering products to our customers or the quality of such products may suffer. This may adversely impact our results of operations and financial condition. While the facility consolidation program is complete as of the date of this prospectus, there can be no assurance that the results of the implementation of this plan will continue to be as we expected or that we will not incur liabilities as a result thereof.

The airline industry is subject to extensive health and environmental regulation, any violation of which could subject us to significant liabilities and penalties

        We are subject to extensive and changing federal, state and foreign laws and regulations establishing health and environmental quality standards, and may be subject to liability or penalties for violations of those standards. We are also subject to laws and regulations governing remediation of contamination at facilities currently or formerly owned or operated by us or to which we have sent hazardous substances or wastes for treatment, recycling or disposal. We may be subject to future liabilities or obligations as a result of new or more stringent interpretations of existing laws and regulations. In addition, we may have liabilities or obligations in the future if we discover any environmental contamination or liability at any of our facilities, or at facilities we may acquire.

We compete with a number of established companies, some of which have significantly greater financial, technological and marketing resources than we do and we may not be able to compete effectively with these companies

        We compete with numerous established companies. Some of these companies, particularly in the passenger-to-freighter conversion business, have significantly greater financial, technological and marketing resources than we do. Our ability to be an effective competitor will depend on our ability to remain the supplier of retrofit and refurbishment products and spare parts on the commercial fleets on which our products are currently in service. It will also depend on our success in causing our products to be selected for installation in new aircraft, including next-generation aircraft, and in avoiding product obsolescence. Our ability to maintain or expand our market position in the passenger-to-freighter conversion business will depend on our success in being selected to convert specific aircraft, our ability to maintain and enhance our engineering design, our certification and program management capabilities and our ability to manufacture a broader range of structural components, connectors and fasteners used in this business.

There are risks inherent in international operations that could have a material adverse effect on our business operations

        While the majority of our operations are based domestically, each of our facilities sells to airlines all over the world. Our customers are located primarily in North America, Europe and the Asia/Pacific Rim region, including Australia and New Zealand, and we also have customers in most other geographic regions, including South America and the Middle East. As a result, 40% or more of our consolidated sales for the past three fiscal years were to airlines located outside the United States. In addition, we have a number of subsidiaries in foreign countries (primarily in Europe), which have sales outside the United States. Approximately 35% and 28%, respectively, of our sales during the nine months ended September 30, 2003 and transition period ended December 31, 2002 came from our foreign operations. Fluctuations in the value of foreign currencies affect the dollar value of our net investment in foreign subsidiaries, with these fluctuations being included in a separate component of stockholders' equity. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates. At September 30, 2003 we reported a cumulative foreign currency translation amount of $(6.5) in stockholders' equity as a result of foreign currency adjustments, and we may incur additional adjustments in future periods. In addition, the U.S. dollar value of transactions based in foreign currency (collections on foreign sales or payments for foreign purchases) also fluctuates with exchange rates. If in the future a substantial majority of our sales were not denominated in the currency of the country of product origin, we could face increased currency risk. Also, changes in the value of the U.S. dollar or other currencies could result in fluctuations in foreign currency translation amounts or the U.S. dollar value of transactions and, as a result, our net earnings could be adversely affected. Our exposure to currency fluctuations arise from labor, material and overhead costs for goods produced in our Holland, England and Ireland production facilities, which are generally denominated in British pounds or Euros.

        Historically we have not engaged in hedging transactions. However, we may engage in hedging transactions in the future to manage or reduce our foreign exchange risk. However, our attempts to manage our foreign currency exchange risk may not be successful and, as a result, our results of operations and financial condition could be adversely affected.

        Our foreign operations could also be subject to unexpected changes in regulatory requirements, tariffs and other market barriers and political and economic instability in the countries where we operate. Due to our foreign operations we could be subject to such factors in the future and the impact of any such events that may occur in the future could subject us to additional costs or loss of sales, which could adversely affect our operating results.

Our total assets include substantial intangible assets. The write-off of a significant portion of unamortized intangible assets would negatively affect our results of operations

        Our total assets reflect substantial intangible assets. At September 30, 2003, goodwill and identified intangibles, net, represented approximately 52.8% of total assets. Intangible assets consist of goodwill and other identified intangible assets associated with our acquisitions, representing the excess of cost over the fair value of tangible assets we have acquired since 1989. We may not be able to realize the value of these assets. Goodwill and other intangible assets with indefinite lives are not amortized, but are reviewed at least annually for impairment. Acquired intangible assets with definite lives are amortized over their individual useful lives. In addition to goodwill, our intangible assets with indefinite lives consist of the M & M trademark. In accordance with SFAS No. 142, the goodwill and trademark with indefinite lives that were being amortized over periods ranging from 30 to 40 years follow the non-amortization approach beginning February 24, 2002. On at least an annual basis, we assess whether there has been an impairment in the value of goodwill and other intangible assets with indefinite lives. If the carrying value of the asset exceeds the estimated fair value of the related business, an impairment is deemed to have occurred. In this event, the amount is written down accordingly. Under current accounting rules, this would result in a charge to operating earnings. Any determination requiring the write-off of a significant portion of unamortized goodwill and identified intangible assets would negatively affect our results of operations and total capitalization, which could be material.

If we make acquisitions, they may be less successful than we expect which could have a material adverse effect on our financial condition

        We may consider future acquisitions, some of which could be material to us. We continually explore and conduct discussions with many third parties regarding possible acquisitions, although we have no current intentions of pursuing or making any material acquisitions in the near future. Our ability to continue to achieve our goals may depend upon our ability to effectively integrate such companies, to achieve cost efficiencies and to manage these businesses as part of our company. We may not be successful in implementing appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. Our efforts to integrate these businesses could be adversely affected by a number of factors beyond our control, such as regulatory developments, general economic conditions, increased competition and the loss of certain customers resulting from the acquisitions. In addition, the process of integrating these businesses could cause difficulties for us, including an interruption of, or loss of momentum in, the activities of our existing business and the loss of key personnel and customers. Further, the benefits that we anticipate from these acquisitions may not develop. Depending upon the acquisition opportunities available, we also may need to raise additional funds or arrange for additional bank financing in order to consummate such acquisitions.

Our substantial indebtedness could limit our ability to obtain additional financing and adversely effect the holders of our securities

        As of September 30, 2003, we had approximately $787.6 million of total indebtedness outstanding, representing approximately 95% of total capitalization, and $727.2 million of net indebtedness (total indebtedness less cash and cash equivalents) outstanding, representing approximately 87% of total capitalization. After giving pro forma effect to the offering of our 8.5% senior notes due 2010, completed on October 7, 2003, and the application of the net proceeds therefrom, as of September 30, 2003, our total indebtedness would have aggregated approximately $883.6 million, representing approximately 95% of total capitalization, and our net indebtedness (total indebtedness less cash and cash equivalents) would have aggregated approximately $733.3 million, representing approximately 79% of total capitalization. Subject to the limits contained in our existing bank credit facility and the indentures governing our outstanding senior subordinated notes, we could also incur substantial additional indebtedness in the future.

        The degree of our leverage could adversely effect the holders of our securities, by:

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  limiting our ability to obtain additional financing to fund our growth strategy, working capital requirements, capital expenditures, acquisitions, debt service requirements or other general corporate requirements; and

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  increasing our exposure to interest rate increases because borrowings under our current bank credit facility are, and borrowings under any future bank credit facility could be, at variable interest rates.

Our substantial indebtedness will require that a significant portion of our cash flow be used for debt service, which will limit our ability to use our cash flow for other areas of our business and could adversely affect the holders of our securities

        As a result of our substantial indebtedness, we have substantial debt service obligations that could have significant consequences to holders of our securities, including:

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  limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of those funds to fund debt service obligations; and

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  increasing our vulnerability to adverse economic and industry conditions.

        Our ability to satisfy our debt service obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive, and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to meet our debt service obligations, we will need to refinance, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service requirements. For the nine months ended September 30, 2003, our cash flows from operations were $(21.2) million. We had net losses of $34.0 million for the nine-month period ended September 30, 2003 and at the end of the same period our earnings were inadequate to cover fixed charges by $31.8 million. We have had net losses for, and inadequate fixed charge coverage ratios at the end of, each fiscal period since the third quarter of fiscal 2002. Our recurring net losses are primarily due to the very substantial change in operating conditions in the airline industry following the terrorist attacks on September 11, 2001 and the resulting costs associated with our corporate restructuring, including plant closings and personnel reductions, as well as the war with Iraq, the SARs outbreak and the recent severe downturn in industry conditions in the business jet industry. In addition to the debt service requirements of our outstanding indebtedness, we have other demands on our cash resources, including, among others, capital expenditures and operating expenses.

We have significant financial and operating restrictions in our debt instruments that may have an adverse effect on our operations

        The indentures governing our outstanding senior and senior subordinated notes contain numerous financial and operating covenants that limit our ability to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, including dividend payments, to engage in transactions with affiliates, to engage in sale/leaseback transactions, to guarantee indebtedness and to sell or otherwise dispose of assets and merge or consolidate with other entities. Agreements governing future indebtedness could also contain significant financial and operating restrictions. Our current bank credit facility contains customary affirmative and negative covenants. A failure to comply with the obligations contained in any current or future agreement governing our indebtedness, including our indentures, could result in an event of default under our current or any future bank credit facility, or such indentures, which could permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments.

Provisions in our charter documents may discourage potential acquisitions of our company, even those which the holders of a majority of our common stock may favor

        Our restated certificate of incorporation and by-laws contain provisions that may have the effect of discouraging a third party from making an acquisition of us by means of a tender offer, proxy contest or otherwise. Our restated certificate of incorporation and by-laws:

  •
  classify the board of directors into three classes, with directors of each class serving for a staggered three-year period;

  •
  provide that directors may be removed only for cause and only upon the approval of the holders of at least two-thirds of the voting power of our shares entitled to vote generally in the election of such directors;

  •
  require at least two-thirds of the voting power of our shares entitled to vote generally in the election of directors to alter, amend or repeal the provisions relating to the classified board and removal of directors described above;

  •
  permit the board of directors to fill vacancies and newly created directorships on the board;

  •
  restrict the ability of stockholders to call special meetings; and

  •
  contain advance notice requirements for stockholder proposals.

Our rights plan and provisions in our charter documents could make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the board of directors

        Our board of directors has declared a dividend of one preferred share purchase right for each share of common stock outstanding. A right will also be attached to each share of common stock subsequently issued. The rights will have certain anti-takeover effects. If triggered, the rights would cause substantial dilution to a person or group of persons that acquires more than 15.0% of our common stock on terms not approved by our board of directors. The rights could discourage or make more difficult a merger, tender offer or other similar transaction.

        Under our restated certificate of incorporation, our board of directors also has the authority to issue preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. The board of directors could, therefore, issue, without stockholder approval, preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and could make it more difficult for a third party to gain control of us. In addition, under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder," or generally a 15% stockholder, to effect various business combinations with a corporation for a three-year period.

You may not receive cash dividends on our shares of common stock

        We have never paid a cash dividend and do not plan to pay cash dividends on our common stock in the foreseeable future. We intend to retain our earnings to finance the development and expansion of our business and to repay indebtedness. Also, our ability to declare and pay cash dividends on our common stock is restricted by covenants in our outstanding notes. Our current bank credit facility also contains customary covenants, which include covenants restricting our ability to declare and pay cash dividends.

If the price of our common stock continues to fluctuate significantly, you could lose all or part of any investment in our common stock

        The price of our common stock is subject to sudden and material increases and decreases, and decreases could adversely affect investments in our common stock. For example, since the beginning of 2002, the closing price of our common stock has ranged from a low of $1.25 to a high of $13.59. The price of our common stock could fluctuate widely in response to:

  •
  our quarterly operating results;

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  changes in earnings estimates by securities analysts;

  •
  changes in our business;

  •
  changes in the market's perception of our business;

  •
  changes in the businesses, earnings estimates or market perceptions of our competitors or customers;

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  changes in airline industry or business jet industry conditions;

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  changes in general market or economic conditions; and

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  changes in the legislative or regulatory environment.

        In addition, the stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges are set forth below. For purposes of computing the following ratios, earnings represents income from continuing operations before fixed charges and income taxes. Fixed charges represents interest expense, capitalized interest and amortization of deferred debt issuance costs.

Ten-Month Transition Period Ended 12/31/02
Year Ended
Nine Months Ended 9/30/03
			2/23/02	2/24/01	2/26/00	2/27/99
Ratio of Earnings to Fixed Charges	*	*	*	1.4x	*	*

*
Earnings were insufficient to cover fixed charges by $31.8, $68.1, $102.3, $49.0 and $81.6 for the nine months ended September 30, 2003, for the transition period ended December 31, 2002 and for the fiscal years ended February 23, 2002, February 26, 2000 and February 27, 1999, respectively.

        If we use this prospectus to offer debt securities or preferred stock, the prospectus supplement will include a ratio of earnings to fixed charges or a ratio of combined fixed charges and preference dividends to earnings, as appropriate.

COMMON STOCK PRICE RANGE

        Our common stock is quoted on the Nasdaq National Market under the symbol "BEAV." On February 3, 2004, the last reported bid price of our common stock on the Nasdaq National Market was

$5.78 per share. The following table sets forth, for the periods indicated, the high and low closing sale prices of our common stock as reported on the Nasdaq National Market.

2002:	High	Low
Full year	$13.59	$2.82
First quarter	$9.93	$6.94
Second quarter	$13.59	$9.55
Third quarter	$12.85	$4.32
Fourth quarter	$5.02	$2.82
2003:
Full year	$6.15	$1.25
First quarter	$3.89	$1.25
Second quarter	$3.76	$1.60
Third quarter	$5.62	$2.67
Fourth quarter	$6.15	$4.27
2004:
First quarter (through February 3, 2004)	$6.96	$5.30

DIVIDEND POLICY

        We have never paid cash dividends and have no current plans to pay any dividends on our common stock in the foreseeable future. Our ability to declare and pay cash dividends on our common stock is restricted by the covenants in our outstanding notes and in our current bank credit facility.

USE OF PROCEEDS

        Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including, but not limited to, repayment or refinancing of borrowings, working capital, capital expenditures, investments and acquisitions. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to such offering.

DESCRIPTION OF COMMON STOCK

        We are authorized to issue 100,000,000 shares of common stock, $0.01 par value, of which 36,920,219 shares were outstanding as of February 2, 2004. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and to receive such dividends as may be declared by the board of directors out of funds legally available to pay dividends. The indentures relating to our outstanding senior and senior subordinated notes and our current bank credit facility restrict dividend payments by us to our stockholders. In the event of a liquidation, dissolution or winding up of our company, holders of our stock have the right to a ratable portion of the assets remaining after payment of liabilities. Holders of common stock do not have cumulative voting, preemptive, redemption or conversion rights. All outstanding shares of our common stock are, and the shares to be sold under this prospectus will be, when issued and paid for, fully paid and non-assessable.

Directors' Exculpation and Indemnification

        Our restated certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law, or the DGCL. The effect of this provision is to eliminate our rights, and our stockholders' rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the restated certificate provides that, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. The restated certificate also includes provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL.

Election and Removal of Directors

        The restated certificate of incorporation classifies our board of directors into three classes, as nearly equal in number as possible, so that each director will serve for three years, with one class of directors being elected, each year. The restated certificate also provides that directors may be removed for cause only with the approval of the holders of at least two-thirds of the voting power of our shares entitled to vote generally in the election of directors at an annual meeting or special meeting called for such purpose. In addition, the restated certificate requires at least two-thirds of the voting power of our shares entitled to vote generally in the election of directors at an annual meeting or special meeting called for such purpose to alter, amend or repeal the provisions relating to the classified board and removal of directors described above.

        We believe that the provisions described in the preceding paragraph, taken together, reduce the possibility that a third party could effect a change in the composition of our board of directors without the support of the incumbent board. The provisions may have significant effects on the ability of our stockholders to change the composition of the incumbent board, to benefit from transactions which are opposed by the incumbent board, to assume control of us or effect a fundamental corporate transaction such as a merger. Nevertheless, although we have not experienced any problems in the past with the continuity or stability of the board, management believes that the provisions help assure the continuity and stability of our policies in the future, since the majority of the directors at any time will have prior experience as directors.

Section 203 of the Delaware General Corporation Law

        We are subject to the provisions of Section 203 of the DGCL. That section; provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an a annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Rights Agreement

        On November 12, 1998, our board of directors declared a distribution of one right for each outstanding share of common stock to stockholders of record at the close of business on November 23, 1998, and for each share of common stock issued (including shares distributed from treasury stock) by us thereafter and prior to the distribution date, which will occur on the date described below. Each right entitles the registered holder, subject to the terms of the rights agreement dated as of November 12, 1998, to purchase from us one one-thousandth of a share, or a unit, of series A junior preferred stock, par value $0.01 per share, at a purchase price of $100.00 per unit, subject to adjustment.

        Initially, the rights will attach to all certificates representing shares of outstanding common stock, and no separate rights certificates will be distributed. The rights will separate from the common stock and the distribution date will occur upon the earlier of (i) 10 days following a public announcement (the date of such announcement being the "stock acquisition date") that a person or group of affiliated or associated persons, other than us, any subsidiaries or any of our or our subsidiaries' employee benefit plans (an "acquiring person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of common stock, or (ii) 10 days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding shares of common stock. Until the distribution date, (i) the rights will be evidenced by common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after November 23, 1998 (also including shares distributed from treasury stock) will contain a notation incorporating the rights agreement by reference and (iii) the surrender for transfer of any certificates representing outstanding common stock will also constitute the transfer of the rights associated with the common stock represented by such certificates.

        The rights are not exercisable until the distribution date and will expire at the close of business on the tenth anniversary of the rights agreement unless earlier redeemed by us.

        As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights.

        In the event that (i) we are the surviving corporation in a merger with an acquiring person and shares of our common stock shall remain outstanding, (ii) a person becomes the beneficial owner of 15% or more of the then outstanding shares of our common stock, (iii) an acquiring person engages in one or more "self-dealing" transactions as set forth in the rights agreement, or (iv) during such time as there is an acquiring person, an event occurs which results in such acquiring person's ownership interest being increased by more than 1% (e.g., by means of a reverse stock split or recapitalization), then, in each such case, each holder of a right will thereafter have the right to receive, upon exercise, units of series A junior preferred stock (or, in certain circumstances, common stock, cash, property or other of our securities) having a value equal to two times the exercise price of the right. The exercise price is the purchase price multiplied by the number of units of series A junior preferred stock issuable upon exercise of a right prior to the events described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void.

        In the event that, at any time following the stock acquisition date, (i) we are acquired in a merger or, other business combination transaction and we are not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any person consolidates or merges with us and all or part of our common stock is converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of our assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the exercise price of the right.

        The purchase price payable, and the number of units of series A junior preferred stock issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the series A junior preferred stock, (ii) if holders of the series A junior preferred stock are granted certain rights or warrants to subscribe for series A junior or preferred stock or convertible securities at less than the current market price of the series A junior preferred stock, or (iii) upon the distribution to the holders of the series A junior preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

        With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. We are not required to issue fractional units. In lieu thereof, an adjustment in cash may be made based on the market price of the series A junior preferred stock prior to the date of exercise.

        At any time until ten days following the stock acquisition date, a majority of the board of directors may redeem the rights in whole, but not in part, at the redemption price of $0.01 per right, payable, at the election of such majority of the board of directors, in cash or shares of our common stock. Immediately upon the action of a majority of the board of directors ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

        Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for units of series A junior preferred stock, or other consideration.

        Any of the provisions of the rights agreement may be amended at any time prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person, or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

        The units of series A junior preferred stock that may be acquired upon exercise of the rights will be nonredeemable and subordinate to any other shares of preferred stock that may be issued by us.

        Each unit of series A junior preferred stock will have a minimum preferential quarterly dividend rate of $0.01 per unit but will, in any event, be entitled to a dividend equal to the per share dividend declared on our common stock.

        In the event of liquidation, the holder of a unit of series A junior preferred stock will receive a series A junior preferred liquidation payment equal to the greater of $0.01 per unit or the per share amount paid in respect of a share of our common stock.

        Each unit of series A junior preferred stock will have one vote, voting together with the common stock. The holders of units of series A junior preferred stock, voting as a separate class, shall be entitled to elect two directors if dividends on the preferred stock are in arrears for six fiscal quarters.

        In the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each unit of series A junior preferred stock will be entitled to receive the per share amount paid in respect of each share of common stock.

        The rights of holders of the series A junior preferred stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

        Because of the nature of the series A junior preferred stock's dividend, liquidation and voting rights, the economic value of one unit of series A junior preferred stock that may be acquired upon the exercise of each right should approximate the economic value of one share of our common stock.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is The Bank of New York.

DESCRIPTION OF PREFERRED STOCK

        Our restated certificate of incorporation provides for the authorization of 1,000,000 shares of preferred stock, $0.01 par value. As of the date of this prospectus, there were no shares of preferred stock outstanding. The shares of preferred stock may be issued from time to time at the discretion of the board of directors without stockholder approval. The board of directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the dividend rate, the redemption provisions, conversion provisions, liquidation preference and other rights and privileges not in conflict with our restated certificate of incorporation.

        We will describe the particular terms of any series of preferred stock in the prospectus supplement relating to the offering of any such offered securities.

        We will fix or designate the rights, preferences, privileges and restrictions, including any dividend rights, voting rights (if any), terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences (if any), of any series of preferred stock through a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which shares of any series of preferred stock are redeemable, convertible or exchangeable into common stock in the prospectus supplement relating to the offering. The redemption, conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of preferred stock would be converted or exchanged or redeemed.

DESCRIPTION OF CONVERTIBLE PREFERRED STOCK

        We will describe the particular terms of any series of convertible preferred stock in the prospectus supplement relating to the offering of any such offered securities.

        We will fix or designate the conversion rights, preferences, privileges and restrictions, including any dividend rights, voting rights (if any), terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences (if any), of any series of convertible preferred stock through a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into our debt securities or common stock in the prospectus supplement relating to the offering. The conversion, redemption or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of convertible preferred stock would be converted or exchanged or redeemed.

DESCRIPTION OF STOCK AND DEBT WARRANTS

        We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities issued by us. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to any warrants that we offer.

        We will also describe in the applicable prospectus supplement the amount of securities called for by the warrants, any amount of warrants outstanding, and any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. Prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock or common stock purchasable upon any such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon the exercise.

Exercise of Warrants

        We will describe in the prospectus supplement relating to the warrants the principal amount or the number of shares of our securities that you may purchase for cash upon exercise of a warrant, and the exercise price. Exercise of a warrant may occur, as described in the applicable prospectus supplement relating to the warrants, at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

        We will forward the securities deliverable upon the exercise of any warrant reasonably promptly after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

        We will describe the particular terms of any series of convertible debentures or other convertible debt issuable by us, in the prospectus supplement relating to any such offered securities.

        We will fix or designate the rights, preferences, privileges and restrictions, including conversion rights, interest rate and other rights, including terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences, if any, of any series of convertible debt through an instrument adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which such instruments are convertible or exchangeable into common stock in the prospectus supplement relating to the applicable offering. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of the convertible debt would be converted or exchanged or redeemed.

DESCRIPTION OF SENIOR DEBT SECURITIES

        We may issue senior debt securities from time to time in one or more distinct series. This section summarizes the material terms of our senior debt securities, and these provisions will apply unless otherwise specified in a prospectus supplement. Some of the financial and other terms of any series of senior debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus.

        As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the senior debt securities will be governed by a document called an "indenture." An indenture is a contract between us and a financial institution, acting on your behalf as trustee of the senior debt securities offered. The senior debt securities will be issued pursuant to one or more indentures, which we will enter into with a trustee. When we refer to the "applicable indenture" or "indenture" in this description of senior debt securities, we are referring to the indenture under which your senior debt securities are issued, as supplemented by any supplemental indenture applicable to your senior debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the applicable indenture. Second, the trustee performs certain administrative duties for us, which include sending you interest payments and notices.

        Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. This summary is not complete. Because this section is a summary, it does not describe every aspect of the senior debt securities or the indenture. If we refer to particular provisions in an indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. We urge you to read the indenture and any supplement thereto that are applicable to you because the indenture, and not this section, defines your rights as a holder of senior debt securities. The indenture will be filed as an exhibit to the registration statement of which this prospectus is a part subsequent to the effectiveness of the registration statement by an amendment to the registration statement or by current report on Form 8-K in connection with the offering of the securities to which they relate. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

        The following description of senior debt securities describes general terms and provisions of the series of senior debt securities to which any prospectus supplement may relate. When we offer to sell a series of senior debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the senior debt securities described in a prospectus supplement differ from any of the terms described in the prospectus, the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

        The senior debt securities will be unsecured obligations of our company. The senior debt securities may be issued from time to time in one or more series. We can issue an unlimited amount of senior debt securities under the indenture. The indenture provides that we may issue senior debt securities of any series in an amount up to the aggregate principal amount that is authorized from time to time by

us. Please read the applicable prospectus supplement relating to the series of senior debt securities being offered for specific terms, including, where applicable:

  •
  the title of the senior debt securities;

  •
  the aggregate principal amount of the senior debt securities, the percentage of their principal amount at which the senior debt securities will be issued and the date or dates when the principal of the senior debt securities will be payable or how those dates will be determined;

  •
  the interest rate or rates, which may be fixed or variable, that the senior debt securities will bear, if any, and how the rate or rates will be determined;

  •
  the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

  •
  the place or places of payment, transfer, conversion and exchange of the senior debt securities and where notices or demands to or upon us in respect of the senior debt securities may be served;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or redeem the senior debt securities;

  •
  whether the amount of payments of principal of, or premium, if any, or interest on the senior debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined;

  •
  any changes or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the senior debt securities;

  •
  if not the entire principal amount of the senior debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the senior debt securities or how that portion will be determined;

  •
  if other than the trustee, the name of any paying agent, security registrar and transfer agent for the senior debt securities;

  •
  if the senior debt securities are not to be issued in book-entry form only and held by DTC, as depositary, the form of such senior debt securities, including whether such senior debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations;

  •
  the denomination or denominations that the senior debt securities will be issued, if other than denominations of $1,000 or any integral multiples, in the case of the registered securities, and $5,000 or any integral multiples, in the case of the bearer securities;

  •
  any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the senior debt securities;

  •
  any provisions granting special rights to the holders of the senior debt securities upon the occurrence of specified events;

  •
  if other than U.S. dollars, the currency or currencies of such senior debt securities;

  •
  the person to whom any interest in a senior debt security will be payable, if other than the registered holder at the close of business on the regular record date;

  •
  whether such senior debt securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such senior debt securities will be so convertible or exchangeable;

  •
  a discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the senior debt securities;

  •
  whether and under what circumstances we will pay additional amounts to holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the senior debt securities rather than pay such additional amounts;

  •
  whether payment of any amounts due under the applicable indenture will be guaranteed by one or more of our subsidiaries; and

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  any other terms of the senior debt securities that are consistent with the provisions of the indenture.

        For purposes of this prospectus, any reference to the payment of principal of, premium or interest, if any, on senior debt securities will include additional amounts if required by the terms of such senior debt securities.

        We may issue senior debt securities with terms different from those of senior debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of senior debt securities and issue additional senior debt securities of that series unless the reopening was restricted when that series was created.

        There is no requirement that we issue senior debt securities in the future under the indenture, and we may use other indentures or documentation, containing different provisions, in connection with future issues of other senior debt securities.

        We may issue the senior debt securities as original issue discount securities, which are senior debt securities, including any zero-coupon senior debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the United States federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Ranking

        The senior debt securities will be senior unsecured obligations of BE Aerospace and the payment of the principal of, premium, if any, interest on and all other amounts owing in respect of, the senior debt securities will rank pari passu in right of payment with all of our existing and future unsecured and unsubordinated Indebtedness (as defined in the applicable indenture) and will be senior in right of payment to all of our existing and future subordinated indebtedness. The senior debt securities will also be effectively subordinated to all of our existing and future secured indebtedness, including our bank credit facility, to the extent of the value of the assets securing such Indebtedness and to all existing and future Indebtedness of any of our Subsidiaries.

Sinking Fund

        The senior debt securities will not be entitled to the benefit of any sinking fund unless otherwise specified in a prospectus supplement.

Redemption and Repurchase

        The senior debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, the senior debt securities of any series may be subject to repurchase by us at the option of the holders. The applicable prospectus supplement will describe the terms, the times and the prices regarding any optional or mandatory redemption or option to repurchase any series of senior debt securities.

Covenants

        Unless otherwise indicated in this prospectus or a prospectus supplement, the senior debt securities will not have the benefit of any covenants that limit or restrict our business operations, the pledging of our assets, or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of senior debt securities.

Merger, Consolidation or Sale of Assets

        Unless otherwise specified in the applicable prospectus supplement, we will not consolidate or merge into or transfer or lease all or substantially all of our assets to another person unless:

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  in the case of a merger, we are the surviving corporation in the merger; or

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  the person into which we are merged or which acquires all or substantially all of our assets assumes all of our obligations relating to the senior debt securities and the indenture, and immediately after the transaction no default exists.

        Upon any the consolidation, merger or transfer, the successor corporation will be substituted for us under the indenture. The successor corporation may then exercise all of our powers and rights under the indenture, and we will be released from all of our liabilities and obligations in respect of the senior debt securities and the indenture. In the event we lease all or substantially all of our assets, the lessee corporation will be our successor and may exercise all of our powers and rights under the indenture but we will not be released from our obligations to pay the principal of and interest on the senior debt securities.

Events of Default

        The following Events of Default will apply unless otherwise specified in a prospectus supplement. The term "Event of Default" in respect of the senior debt securities of your series means any of the following:

          (i)    default in the payment of the principal of or premium, if any, when due and payable, on any of the senior debt securities; or

          (ii)   default in the payment of an installment of interest on any of the senior debt securities, when due and payable, for 30 days; or

          (iii)  our failure to perform or observe any other term, covenant or agreement contained in the senior debt securities, or the indenture (other than a default specified in (i) or (ii) above) for a period of 30 days after written notice of such failure requiring us to remedy the same shall have been given (x) to us by the trustee or (y) to us and the trustee by the holders of 25% in aggregate principal amount of the senior debt securities then outstanding; or

          (iv)  payment default or defaults under one or more mortgages, bonds, debentures or other evidences of Indebtedness under which we or any Significant Subsidiary then has outstanding Indebtedness in excess of $25 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

          (v)   one or more final judgments, orders or decrees (to the extent not paid or covered by insurance in our good faith judgment) of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $25 million, either individually or in the aggregate, shall be entered against us or any of our Significant Subsidiaries or any of our respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

          (vi)  the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary; or

          (vii) any other event of default established for the senior debt securities of that series.

        If an Event of Default (other than as specified in clause (vi) above) shall occur and be continuing, the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the senior debt securities then outstanding, by notice to the trustee and to us, may declare the principal of, premium, if any, and accrued interest on all of the outstanding senior debt securities due and payable immediately, upon which declaration all amounts payable in respect of the senior debt securities shall be immediately due and payable. If an Event of Default specified in clause (vi) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding senior debt securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of senior debt securities.

        After a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding senior debt securities, by written notice to us and the trustee, may rescind such declaration if (a) we have paid or deposited with the trustee a sum sufficient to pay (i) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (ii) all overdue interest on all senior debt securities, (iii) the principal of and premium, if any, on any senior debt securities which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the senior debt securities, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the senior debt securities which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the senior debt securities that has become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph in the event of a declaration of acceleration in respect of the senior debt securities because an Event of Default shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the trustee by us and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders within 30 days after such declaration of acceleration in respect of the senior debt securities, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period.

        The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities may on behalf of the holders of all the senior debt securities waive any past defaults under the indenture, except a default in the payment of the principal of, premium, if any, or interest on any senior debt security, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each senior debt security outstanding.

        No holder of any of the senior debt securities has any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee under the senior debt securities and the indenture, the trustee has failed to institute such proceeding within 15 days after receipt of such notice and the trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding senior debt securities. Such limitations do not apply, however, to a suit instituted by a holder of a senior debt security for the enforcement of the payment of the principal of, premium, if any, or interest on such senior debt security on or after the respective due dates expressed in such senior debt security.

        During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee under the indenture is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the noteholders unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding senior debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.

        If a Default or an Event of Default occurs and is continuing and is actually known to the trustee, the trustee shall mail to each holder of the senior debt securities notice of the Default or Event of Default within five days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any senior debt securities, the trustee may withhold the notice to the holders of such senior debt securities if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the noteholders.

        We are required to furnish to the trustee annual and quarterly statements as to our performance of our obligations under the indenture and as to any default in such performance. We are also required to notify the trustee within ten days of any Default.

Conversion and Exchange

        If any senior debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

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  the conversion price or exchange ratio, or the calculation method for such price or ratio;

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  the conversion or exchange period, or how such period will be determined;

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  if conversion or exchange will be mandatory or at the option of the holder or our company;

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  provisions for adjustment of the conversion price or the exchange ratio; and

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  provisions affecting conversion or exchange in the event of the redemption of the senior debt securities.

        Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such senior debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

Defeasance or Covenant Defeasance of Indenture

        If specified in the applicable prospectus supplement and subject to the provisions of the applicable indenture, we may, at our option and at any time, terminate our obligations with respect to the outstanding senior debt securities ("defeasance"). Such defeasance means that we will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding senior debt securities, except for (i) the rights of holders of outstanding senior debt securities to receive payment in respect of the principal of, premium, if any, and interest on such senior debt securities when such payments are due, (ii) our obligations to issue temporary senior debt securities, register the transfer or exchange of any senior debt securities, replace mutilated, destroyed, lost or stolen senior debt securities and maintain an office or agency for payments in respect of the senior debt securities, (iii) the rights, powers, trusts, duties and immunities of the trustee, and (iv) the defeasance provisions of the indenture. In addition, we may, at our option and at any time, elect to terminate our obligations with respect to certain covenants that are set forth in the indenture, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the senior debt securities ("covenant defeasance").

        In order to exercise either defeasance or covenant defeasance, (i) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior debt securities, cash in United States dollars, U.S. Government Obligations (as defined in the indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding senior debt securities to redemption or maturity; (ii) we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding senior debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance or covenant defeasance shall not cause the trustee to have a conflicting interest with respect to any of our securities; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we are a party or by which we are bound; (vi) we shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) we shall have delivered to the trustee an officers' certificate and an opinion of counsel satisfactory to the trustee, which, taken together, state that all conditions precedent under the indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        Unless otherwise specified in the applicable prospectus supplement, the indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the senior debt securities, as expressly provided for in the indenture) as to all outstanding senior debt securities when (i) either (a) all the senior debt securities theretofore authenticated and delivered (except lost, stolen or destroyed senior debt securities which have been replaced or paid and senior debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all senior debt securities not theretofore delivered to the trustee for cancellation (x) have become due and payable, or (y) will become due and payable at their stated maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the trustee, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the senior debt securities not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the senior debt securities to the date of deposit (in the case of senior debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be; (ii) we have paid all other sums payable under the indenture by us; and (iii) we have delivered to the trustee an officers' certificate and an opinion of counsel satisfactory to the trustee, which, taken together, state that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Amendments and Waivers

        The indenture permits us and the trustee, from time to time, without the consent of the noteholders, to amend, waive or supplement the indenture or the senior debt securities for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act of 1939, or making any other change that does not adversely affect the interest of the noteholders in any material respect. Other amendments and modifications of the indenture or the senior debt securities may be made by us and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding senior debt securities; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding senior debt security affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the senior debt securities, (ii) change the currency in which any senior debt securities or any premium or the interest thereon is payable, (iii) reduce the percentage in principal amount of outstanding senior debt securities that must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the senior debt securities, (iv) affect the ranking of the senior debt securities in any material respect, (v) impair the right to institute suit for the enforcement of any payment on or with respect to the senior debt securities, (vi) waive a default in payment with respect to the senior debt securities or (vii) reduce or change the rate or time for payment of interest on the senior debt securities.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee thereunder will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

Governing Law

        The indenture and the senior debt securities will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Definitions

        The following definitions are applicable to this description of senior debt securities:

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Event of Default" has the meaning set forth under "Events of Default" herein.

        "Indebtedness" has the meaning set forth in the applicable indenture.

        "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

        "Restricted Subsidiary" means any Subsidiary of our company other than an Unrestricted Subsidiary.

        "Significant Subsidiary" means any Restricted Subsidiary of our company that is a "significant subsidiary" as defined in Rule 1.02(v) of Regulation S-X under the Securities Act as in effect on the date of the indenture.

        "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof or (ii) other person (other than a corporation), including, without limitation, a joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions). Unless specifically provided to the contrary herein, Unrestricted Subsidiaries shall not be included in the definition of Subsidiaries for any purpose of the indenture (other than for the purposes of the definition of "Unrestricted Subsidiary" herein).

        "Unrestricted Subsidiary" means (1) any Subsidiary of our company which at the time of determination shall be an Unrestricted Subsidiary (as designated by our Board of Directors, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary. Our Board of Directors may designate any Subsidiary of our company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns, or holds any Lien on, any property of our company or any other Subsidiary of our company which is not a Subsidiary of the Subsidiary to be so designated; provided that the Subsidiary to be designated has total assets of $1,000 or less at the time of its designation. Our Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary.

        We shall not, and shall not cause or permit any Restricted Subsidiary to, at any time (x) provide credit support for, or subject any of its property or assets, other than the capital stock of any Unrestricted Subsidiary, to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary, including any undertaking, agreement or instrument evidencing such Indebtedness, or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary. For purposes of the foregoing, the designation of a Subsidiary as an Unrestricted Subsidiary shall be deemed to be the designation of all of the Subsidiaries of such Subsidiary.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

        We may issue subordinated debt securities from time to time in one or more distinct series. This section summarizes the material terms of our subordinated debt securities, and these provisions will apply unless otherwise specified in a prospectus supplement. Some of the financial and other terms of any series of subordinated debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus.

        As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the subordinated debt securities will be governed by a document called an "indenture." An indenture is a contract between us and a financial institution, acting on your behalf as trustee of the subordinated debt securities offered. The subordinated debt securities will be issued pursuant to one or more indentures, which we will enter into with a trustee. When we refer to the "applicable indenture" or "indenture" in this description of subordinated debt securities, we are referring to the indenture under which your subordinated debt securities are issued, as supplemented by any supplemental indenture applicable to your subordinated debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the applicable indenture. Second, the trustee performs certain administrative duties for us, which include sending you interest payments and notices.

        Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. This summary is not complete. Because this section is a summary, it does not describe every aspect of the subordinated debt securities or the indenture. If we refer to particular provisions in an indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. We urge you to read the indenture and any supplement thereto that are applicable to you because the indenture, and not this section, defines your rights as a holder of subordinated debt securities. The indenture will be filed as an exhibit to the registration statement of which this prospectus is a part subsequent to the effectiveness of the registration statement by an amendment to the registration statement or by current report on Form 8-K in connection with the offering of the securities to which they relate. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

        The following description of subordinated debt securities describes general terms and provisions of the series of subordinated debt securities to which any prospectus supplement may relate. When we offer to sell a series of subordinated debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the subordinated debt securities described in a prospectus supplement differ from any of the terms described in the prospectus, the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

        The subordinated debt securities will be unsecured obligations of our company. The subordinated debt securities may be issued from time to time in one or more series. We can issue an unlimited amount of subordinated debt securities under the indenture. The indenture provides that we may issue subordinated debt securities of any series in an amount up to the aggregate principal amount that is authorized from time to time by us. Please read the applicable prospectus supplement relating to the series of subordinated debt securities being offered for specific terms, including, where applicable:

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  the title of the subordinated debt securities;

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  the aggregate principal amount of the subordinated debt securities, the percentage of their principal amount at which the subordinated debt securities will be issued and the date or dates when the principal of the subordinated debt securities will be payable or how those dates will be determined;

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  the interest rate or rates, which may be fixed or variable, that the subordinated debt securities will bear, if any, and how the rate or rates will be determined;

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  the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

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  the place or places of payment, transfer, conversion and exchange of the subordinated debt securities and where notices or demands to or upon us in respect of the subordinated debt securities may be served;

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  any optional redemption provisions;

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  any sinking fund or other provisions that would obligate us to repurchase or redeem the subordinated debt securities;

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  whether the amount of payments of principal of, or premium, if any, or interest on the subordinated debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined;

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  any changes or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the subordinated debt securities;

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  if not the entire principal amount of the subordinated debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the subordinated debt securities or how that portion will be determined;

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  any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the subordinated debt securities;

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  any provisions granting special rights to the holders of the subordinated debt securities upon the occurrence of specified events;

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  if other than the trustee, the name of any paying agent, security registrar and transfer agent for the subordinated debt securities;

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  if the subordinated debt securities are not to be issued in book-entry form only and held by DTC, as depositary, the form of such subordinated debt securities, including whether such subordinated debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations;

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  if other than U.S. dollars, the currency or currencies of such subordinated debt securities;

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  the person to whom any interest in a subordinated debt security will be payable, if other than the registered holder at the close of business on the regular record date;

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  the denomination or denominations in which the subordinated debt securities will be issued, if other than denominations of $1,000 or any integral multiples in the case of the registered securities and $5,000 or any integral multiples in the case of the bearer securities;

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  whether such subordinated debt securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such subordinated debt securities will be so convertible or exchangeable;

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  a discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the subordinated debt securities;

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  whether and under what circumstances we will pay additional amounts to holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the subordinated debt securities rather than pay such additional amounts;

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  whether payment of any amounts due under the applicable indenture will be guaranteed by one or more of our subsidiaries; and

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  any other terms of the subordinated debt securities that are consistent with the provisions of the indenture.

        For purposes of this prospectus, any reference to the payment of principal of, premium or interest, if any, on subordinated debt securities will include additional amounts if required by the terms of such subordinated debt securities.

        We may issue subordinated debt securities with terms different from those of subordinated debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of subordinated debt securities and issue additional subordinated debt securities of that series unless the reopening was restricted when that series was created.

        There is no requirement that we issue subordinated debt securities in the future under any subordinated indenture, and we may use other subordinated indentures or documentation, containing different provisions in connection with future issues of other subordinated debt securities.

        We may issue the subordinated debt securities as original issue discount securities, which are subordinated debt securities, including any zero-coupon subordinated debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the United States federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Ranking

        The subordinated debt securities will be unsecured senior subordinated obligations of BE Aerospace. Unless provided otherwise in the applicable prospectus supplement, the subordinated debt securities are not secured by any of our property or assets. Accordingly, your ownership of subordinated debt securities means you are one of our unsecured creditors. The subordinated debt securities are subordinated to some of our existing and future debt and other liabilities. See "—Subordination" for additional information on how subordination limits your ability to receive payment or pursue other rights if we default or have certain other financial difficulties. In addition, both the senior and subordinated debt securities will be effectively subordinated to the indebtedness of our subsidiaries.

Subordination

        Unless the applicable prospectus supplement provides otherwise, the following provisions will apply to the subordinated debt securities:

        The payment of the principal of, premium, if any, interest on and all other amounts owing in respect of, the subordinated debt securities will be subordinated, as set forth in the indenture, in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness; provided, however, that the subordinated debt securities shall rank equal with, or prior to, all of our existing and future unsecured indebtedness that is subordinated to any Senior Indebtedness.

        In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to us or our creditors, as such, or our assets, or any liquidation, dissolution or other winding-up of our company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of our assets or liabilities (except in connection with the consolidation or merger of our company or our liquidation or dissolution following the conveyance, transfer or lease of our properties and assets substantially as an entirety upon the terms and conditions described under "Merger, Consolidation or Sale of Assets" below), the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or cash equivalents of all amounts due on or in respect of all Senior Indebtedness, or provision shall be made for such payment in cash or cash equivalents, before the holders of the subordinated debt securities will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of our company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the subordinated debt securities are so subordinated (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities")) on account of principal of (or premium, if any) or interest on the subordinated debt securities; and any payment or distribution of our assets of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities) by set-off or otherwise, to which the holders or the trustee would be entitled but for the provisions of the indenture shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full in cash or cash equivalents of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the trustee) or distribution of any of our assets of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by us or on our behalf on account of principal of (or premium, if any) or interest on the subordinated debt securities or on account of the purchase, redemption or other acquisition of subordinated debt securities upon the occurrence of any default in payment of Designated Senior Indebtedness (a "Payment Default") until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the trustee) or distribution of any of our assets of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by us or on our behalf on account of principal (or premium, if any) or interest on the subordinated debt securities or on account of the purchase, redemption or other acquisition of subordinated debt securities for the period specified below (a "Payment Blockage Period") upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the trustee of written notice thereof from the Agent Bank or any other representative of a holder of Designated Senior Indebtedness.

        The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from the Agent Bank or such other representative of the Designated Senior Indebtedness in respect of which the Non-payment Default exists and shall end on the earliest of (i) 179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date on which such Non-payment Default is cured, waived or ceased to exist or such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents or (iii) such Payment Blockage Period shall have been terminated by written notice to us or the trustee from the Agent Bank or such other representative initiating such Payment Blockage Period, after which we will resume making any and all required payments in respect of the subordinated debt securities, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period (it being acknowledged that any breach of any financial covenant for a period commencing after the date of commencement of such Payment Blockage Period which would give rise to a Non-payment Default pursuant to any provision under which a Non-payment Default previously existed or was continuing shall constitute a new Non-payment Default for this purpose).

        Our failure to make any required payment in respect of the subordinated debt securities when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, would result in an Event of Default and, thereafter, holders of the subordinated debt securities would have the right to accelerate the maturity thereof. See "—Events of Default."

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of our company, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of the subordinated debt securities, and assets which would otherwise be available to pay obligations in respect of the subordinated debt securities will be available only after all Senior Indebtedness has been paid in full in cash or cash equivalents, at which time there may not be sufficient assets remaining to pay any amounts due on any or all of the subordinated debt securities.

        "Senior Indebtedness" means the principal of, premium, if any, and interest on (including interest accruing after the filing of a petition by or against us under any bankruptcy laws) and all other amounts due on or in connection with any of our Indebtedness (as defined in the applicable indenture), whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the subordinated debt securities. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of (and premium, if any, on) and interest (including interest accruing after the occurrence of an event of default or after the filing of a petition by or against us under any bankruptcy law) on all Indebtedness, and all other amounts and obligations of every nature of our company, from time to time owed, under our bank credit facility. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the subordinated debt securities or our outstanding senior subordinated notes, (ii) Indebtedness that is expressly subordinated in right of payment to any of our Indebtedness, (iii) Indebtedness that by operation of law is subordinate to any of our general unsecured obligations, (iv) that portion of any Indebtedness that at the time of incurrence is incurred in violation of any covenant of the indenture, (v) any liability for federal, state or local taxes or other taxes, owed or owing by us, (vi) trade accounts payable owed or owing by us, (vii) Indebtedness to any Subsidiary or any other affiliate of our company, (viii) our redeemable capital stock and (ix) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to us or any Subsidiary.

        "Designated Senior Indebtedness" means (i) all Senior Indebtedness under our current bank credit facility and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $25 million and is specifically designated by us in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

        If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

Sinking Fund

        The subordinated debt securities will not be entitled to the benefit of any sinking fund unless otherwise specified in a prospectus supplement.

Redemption and Repurchase

        The subordinated debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, the subordinated debt securities of any series may be subject to repurchase by us at the option of the holders. The applicable prospectus supplement will describe the terms, the times and the prices regarding any optional or mandatory redemption or option to repurchase any series of subordinated debt securities.

Covenants

        Unless otherwise indicated in this prospectus or a prospectus supplement, the subordinated debt securities will not have the benefit of any covenants that limit or restrict our business operations, the pledging of our assets, or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of subordinated debt securities.

Merger, Consolidation or Sale of Assets

        Unless otherwise specified in the applicable prospectus supplement, we will not consolidate or merge into or transfer or lease all or substantially all of our assets to another person unless:

  •
  in the case of a merger, we are the surviving corporation in the merger; or

  •
  the person into which we are merged or which acquires all or substantially all of our assets assumes all of our obligations relating to the subordinated debt securities and the indenture, and immediately after the transaction no default exists.

        Upon any the consolidation, merger or transfer, the successor corporation will be substituted for us under the indenture. The successor corporation may then exercise all of our powers and rights under the indenture, and we will be released from all of our liabilities and obligations in respect of the subordinated debt securities and the indenture. In the event we lease all or substantially all of our assets, the lessee corporation will be our successor and may exercise all of our powers and rights under the indenture but we will not be released from our obligations to pay the principal of and interest on the subordinated debt securities.

Events of Default

        The following Events of Default will apply unless otherwise specified in a prospectus supplement. The term "Event of Default" in respect of the subordinated debt securities of your series means any of the following:

  (i)
  default in the payment of the principal of or premium, if any, when due and payable, on any of the subordinated debt securities; or

  (ii)
  default in the payment of an installment of interest on any of the subordinated debt securities, when due and payable, for 30 days; or

  (iii)
  our failure to perform or observe any other term, covenant or agreement contained in the subordinated debt securities or the indenture (other than a default specified in (i) or (ii) above) for a period of 30 days after written notice of such failure requiring us to remedy the same shall have been given (x) to us by the trustee or (y) to us and the trustee by the holders of 25% in aggregate principal amount of the subordinated debt securities then outstanding; or

  (iv)
  payment default or defaults under one or more mortgages, bonds, debentures or other evidences of Indebtedness under which we or any Significant Subsidiary then has outstanding Indebtedness in excess of $25 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

  (v)
  one or more final judgments, orders or decrees (to the extent not paid or covered by insurance in our good faith judgment) of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $25 million, either individually or in the aggregate, shall be entered against us or any of our Significant Subsidiaries or any of our respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

  (vi)
  the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary; or

  (vii)
  any other event of default established for the subordinated debt securities of that series.

        If an Event of Default (other than as specified in clause (vi) above) shall occur and be continuing, the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the subordinated debt securities then outstanding, by notice to the trustee and to us, may declare the principal of, premium, if any, and accrued interest on all of the outstanding subordinated debt securities due and payable immediately, upon which declaration all amounts payable in respect of the subordinated debt securities shall be immediately due and payable, provided, however, that, for so long as our current bank credit facility is in effect, such declaration shall not become effective until the earlier of (i) five business days following delivery of notice to the agent bank of the intention to accelerate the subordinated debt securities or (ii) the acceleration of any Indebtedness under our current bank credit facility. If an Event of Default specified in clause (vi) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding subordinated debt securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of subordinated debt securities.

        After a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities, by written notice to us and the trustee, may rescind such declaration if (a) we have paid or deposited with the trustee a sum sufficient to pay (i) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (ii) all overdue interest on all subordinated debt securities, (iii) the principal of and premium, if any, on any subordinated debt securities which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the subordinated debt securities, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the subordinated debt securities which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the subordinated debt securities that has become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the subordinated debt securities because an Event of Default shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the trustee by us and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the subordinated debt securities, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period.

        The holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities may on behalf of the holders of all the subordinated debt securities waive any past defaults under the indenture, except a default in the payment of the principal of, premium, if any, or interest on any subordinated debt security, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each subordinated debt security outstanding.

        No holder of any of the subordinated debt securities has any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee under the subordinated debt securities and the indenture, the trustee has failed to institute such proceeding within 15 days after receipt of such notice and the trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding subordinated debt securities. Such limitations do not apply, however, to a suit instituted by a holder of a subordinated debt security for the enforcement of the payment of the principal of, premium, if any, or interest on such subordinated debt security on or after the respective due dates expressed in such subordinated debt security.

        During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee under the indenture is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the noteholders unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.

        If a Default or an Event of Default occurs and is continuing and is actually known to the trustee, the trustee shall mail to each holder of the subordinated debt securities notice of the Default or Event of Default within five days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any subordinated debt securities, the trustee may withhold the notice to the holders of such subordinated debt securities if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the noteholders.

        We are required to furnish to the trustee annual and quarterly statements as to our performance of our obligations under the indenture and as to any default in such performance. We are also required to notify the trustee within ten days of any Default.

Conversion and Exchange

        If any subordinated debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

  •
  the conversion price or exchange ratio, or the calculation method for such price or ratio;

  •
  the conversion or exchange period, or how such period will be determined;

  •
  if conversion or exchange will be mandatory or at the option of the holder or our company;

  •
  provisions for adjustment of the conversion price or the exchange ratio; and

  •
  provisions affecting conversion or exchange in the event of the redemption of the debt securities.

        Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such subordinated debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

Defeasance or Covenant Defeasance of Indenture

        If specified in the applicable prospectus supplement and subject to the provisions of the applicable indenture, we may, at our option and at any time, terminate our obligations with respect to the outstanding subordinated debt securities ("defeasance"). Such defeasance means that we will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding subordinated debt securities, except for (i) the rights of holders of outstanding subordinated debt securities to receive payment in respect of the principal of, premium, if any, and interest on such subordinated debt securities when such payments are due, (ii) our obligations to issue temporary subordinated debt securities, register the transfer or exchange of any subordinated debt securities, replace mutilated, destroyed, lost or stolen subordinated debt securities and maintain an office or agency for payments in respect of the subordinated debt securities, (iii) the rights, powers, trusts, duties and immunities of the trustee, and (iv) the defeasance provisions of the indenture. In addition, we may, at our option and at any time, elect to terminate our obligations with respect to certain covenants that are set forth in the indenture and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the subordinated debt securities ("covenant defeasance").

        In order to exercise either defeasance or covenant defeasance, (i) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the subordinated debt securities, cash in United States dollars, U.S. Government Obligations (as defined in the indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding subordinated debt securities to redemption or maturity; (ii) we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding subordinated debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance or covenant defeasance shall not cause the trustee to have a conflicting interest with respect to any of our securities; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we are a party or by which we are bound; (vi) we shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) we shall have delivered to the trustee an officers' certificate and an opinion of counsel satisfactory to the trustee, which, taken together, state that all conditions precedent under the indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        Unless otherwise specified in the applicable prospectus supplement, the indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the subordinated debt securities, as expressly provided for in the indenture) as to all outstanding subordinated debt securities when (i) either (a) all the subordinated debt securities theretofore authenticated and delivered (except lost, stolen or destroyed subordinated debt securities which have been replaced or paid and subordinated debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all subordinated debt securities not theretofore delivered to the trustee for cancellation (x) have become due and payable, or (y) will become due and payable at their stated maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the trustee, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the subordinated debt securities not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the subordinated debt securities to the date of deposit (in the case of subordinated debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be; (ii) we have paid all other sums payable under the indenture by us; and (iii) we have delivered to the trustee an officers' certificate and an opinion of counsel satisfactory to the trustee, which, taken together, state that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Amendments and Waivers

        The indenture permits us and the trustee, from time to time without the consent of the noteholders, to amend, waive or supplement the indenture or the subordinated debt securities for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act of 1939, or making any other change that does not adversely affect the interest of the noteholders in any material respect. Other amendments and modifications of the indenture or the subordinated debt securities may be made by us and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding subordinated debt securities; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding subordinated debt security affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the subordinated debt securities, (ii) change the currency in which any subordinated debt securities or any premium or the interest thereon is payable, (iii) reduce the percentage in principal amount of outstanding subordinated debt securities that must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the subordinated debt securities, (iv) affect the ranking of the subordinated debt securities in any material respect, (v) impair the right to institute suit for the enforcement of any payment on or with respect to the subordinated debt securities, (vi) waive a default in payment with respect to the subordinated debt securities, or (vii) reduce or change the rate or time for payment of interest on the subordinated debt securities.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee thereunder will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

Governing Law

        The indenture and the subordinated debt securities will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Definitions

        The following definitions are applicable to this description of subordinated debt securities:

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Event of Default" has the meaning set forth under "Events of Default" herein.

        "Indebtedness" has the meaning set forth in the applicable indenture.

        "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

        "Restricted Subsidiary" means any Subsidiary of our company other than an Unrestricted Subsidiary.

        "Significant Subsidiary" means any Restricted Subsidiary of our company that is a "significant subsidiary" as defined in Rule 1.02(v) of Regulation S-X under the Securities Act as in effect on the date of the indenture.

        "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof or (ii) other person (other than a corporation), including, without limitation, a joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions). Unless specifically provided to the contrary herein, Unrestricted Subsidiaries shall not be included in the definition of Subsidiaries for any purpose of the indenture (other than for the purposes of the definition of "Unrestricted Subsidiary" herein).

        "Unrestricted Subsidiary" means (1) any Subsidiary of our company which at the time of determination shall be an Unrestricted Subsidiary (as designated by our Board of Directors, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary. Our Board of Directors may designate any Subsidiary of our company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns, or holds any Lien on, any property of our company or any other Subsidiary of our company which is not a Subsidiary of the Subsidiary to be so designated; provided that the Subsidiary to be designated has total assets of $1,000 or less at the time of its designation. Our Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary.

        We shall not, and shall not cause or permit any Restricted Subsidiary to, at any time (x) provide credit support for, or subject any of its property or assets, other than the capital stock of any Unrestricted Subsidiary, to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary, including any undertaking, agreement or instrument evidencing such Indebtedness, or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary. For purposes of the foregoing, the designation of a Subsidiary as an Unrestricted Subsidiary shall be deemed to be the designation of all of the Subsidiaries of such Subsidiary.

BOOK-ENTRY, DELIVERY AND FORM OF DEBT SECURITIES

Registration, Transfer, Payment and Paying Agent

        Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The applicable indenture, however, provides that we may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person, as defined below, other than offices located outside the United States of specified United States financial institutions. "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. "United States" means the United States of America, including the states thereof and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws.

The applicable procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer securities.

        Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for conversion into or exchange for other types of securities, at an office or agency maintained by the trustee in the Borough of Manhattan, The City of New York. However, we, at our option, may make payments of interest on any registered security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States. No service charge will be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any conversion or exchange of debt securities for other types of securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that transaction.

        Unless otherwise indicated in the applicable prospectus supplement, payment of principal, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at an office or agency outside the United States. Unless otherwise indicated in the applicable prospectus supplement, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to that interest payment date. Unless otherwise indicated in the applicable prospectus supplement, no payment of principal, premium, if any, or interest, if any, with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by wire transfer to an account maintained with a bank located in the United States. However, if any bearer securities are payable in United States dollars, payments on those bearer securities may be made at the corporate trust office of the trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, if, but only if, payment of the full amount due on the bearer securities for principal, premium, if any, or interest, if any, at all offices outside of the United States maintained for that purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

        Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

  •
  issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series having the same terms to be redeemed and ending at the close of business on the day of that selection;

  •
  register the transfer of or exchange any registered security, or portion of any registered security, selected for redemption, except the unredeemed portion of any registered security being redeemed in part;

  •
  exchange any bearer security selected for redemption, except to exchange a bearer security for a registered security of that series having the same terms that is simultaneously surrendered for redemption; or

  •
  issue, register the transfer of or exchange a debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Book-entry Debt Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

        We anticipate that global debt securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, and that global debt securities will be registered in the name of DTC's nominee, Cede & Co. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

        DTC has advised us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

        DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except under the limited circumstances described below.

        To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The direct and indirect participants are responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

        Redemption notices will be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the debt securities to be redeemed.

        In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

        Principal and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

        Except under the limited circumstances described in this prospectus, beneficial owners of interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

        DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time by giving reasonable notice to us or the trustee. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

  •
  DTC notifies us that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Securities Exchange Act and a successor depositary for the debt securities of the series is not appointed within 90 days of the notification or of our becoming aware of DTC's ceasing to be so registered, as the case may be,

  •
  we determine, in our sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

  •
  an event of default under the indenture has occurred and is continuing with respect to the debt securities of any series,

we will prepare and deliver to the trustee certificates for the debt securities of that series, which will deliver the certificates in exchange for beneficial interests in the global debt securities. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that DTC will direct. It is expected that these directions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt securities.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering or to investors directly or through agents. The name of any such underwriter or agent involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be named in the applicable prospectus supplement. We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

        Underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. They may offer the securities on an exchange, which will be disclosed in the applicable prospectus supplement. We also may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

        Any underwriting compensation paid by our company to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with our company, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

        Until the distribution of the securities is completed, rules of the SEC may limit the ability of the underwriters to bid for and purchase the securities. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering, i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing securities in the open market. The underwriters also may impose a penalty bid on certain underwriters. This means that if the underwriters purchase the securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters who sold those securities as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

        Any securities other than our common stock issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, our company and certain of our affiliates in the ordinary course.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by our company or borrowed from our company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from our company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

VALIDITY OF THE SECURITIES

        The validity of any securities issued hereunder will be passed upon for our company by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The consolidated financial statements and the related financial statement schedule of BE Aerospace, Inc. incorporated in this prospectus by reference from the Current Report of BE Aerospace, Inc. on Form 8-K dated September 29, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill and intangible assets and the adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, amendment of FASB Statement No. 13 and Technical Corrections", which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses, except the SEC registration fee, are estimated.

SEC registration fee	$63,350
Nasdaq listing fee	$45,000
Legal fees and expenses	$200,000
Transfer Agent's fees and expenses	$10,000
Trustee's fees and expenses	$20,000
Rating agency fees	$200,000
Accounting fees and expenses	$100,000
Blue Sky fees and expenses (including counsel fees)	$10,000
Printing expenses	$200,000
Miscellaneous	$25,000

Total	$873,350

Item 15.    Indemnification of Directors and Officers.

Limitation on Liability of Directors

        Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law (the "DGCL"), Paragraph 11 of BE Aerospace's amended and restated certificate of incorporation (the "Certificate") eliminates the personal liability of BE Aerospace's directors to BE Aerospace or its stockholders for monetary damages for breach of fiduciary duty, including, without limitation, directors serving on committees of BE Aerospace's board of directors (the "Board"). Directors remain liable for (1) any breach of the duty of loyalty to BE Aerospace or its stockholders, (2) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (3) any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (4) any transaction from which directors derive an improper personal benefit.

Indemnification and Insurance

        In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers and employees under certain circumstances, Paragraph 11 grants BE Aerospace's directors and officers a right to indemnification for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative proceedings to which they are a party (1) by reason of the fact that they are or were directors or officers of BE Aerospace or (2) by reason of the fact that, while they are or were directors or officers of BE Aerospace, they are or were serving at the request of BE Aerospace as directors or officers of another corporation, partnership, joint venture, trust or enterprise.

        Paragraph 11 further provides for the mandatory advancement of expenses incurred by officers and directors in defending such proceedings in advance of their final disposition upon delivery to BE Aerospace by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified under Paragraph 11. BE Aerospace may not indemnify or make advance payments to any person in connection with proceedings initiated against BE Aerospace by such person without the authorization of the Board.

        In addition, Paragraph 11 provides that directors and officers therein described shall be indemnified to the fullest extent permitted by Section 145 of the DGCL, or any successor provisions or amendments thereunder.

        In the event that any such successor provisions or amendments provide indemnification rights broader than permitted prior thereto, Paragraph 11 allows such broader indemnification rights to apply retroactively with respect to any predating alleged action or inaction and also allows the indemnification to continue after an indemnitee has ceased to be a director or officer of BE Aerospace and to inure to the benefit of the indemnitee's heirs, executors and administrators.

        Paragraph 11 further provides that the right to indemnification is not exclusive of any other right that any indemnitee may have or thereafter acquire under any statute, the Certificate, any agreement or vote of stockholders or disinterested directors or otherwise, and allows BE Aerospace to indemnify and advance expenses to any person whom the corporation has the power to indemnify under the DGCL or otherwise.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, BE Aerospace has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        The Certificate authorizes BE Aerospace to purchase insurance for directors and officers of BE Aerospace and persons who serve at the request of BE Aerospace as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or enterprise against any expense, liability or loss incurred in such capacity, whether or not BE Aerospace would have the power to indemnify such persons against such expense or liability under the DGCL. BE Aerospace intends to maintain insurance coverage of its officers and directors as well as insurance coverage to reimburse BE Aerospace for potential costs of its corporate indemnification of directors and officers.

Item 16. Exhibits and Financial Statements Schedules.

        The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

  (a)
  (1)    To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

    (i)
    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  (b)
  That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

  (d)
  (1)     That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2)
  That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (e)
  To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Wellington, State of Florida, on February 4, 2004.

BE AEROSPACE, INC.
By:	/s/ AMIN J. KHOURY Amin J. Khoury, Chairman of the Board

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Amin J. Khoury and Thomas P. McCaffrey, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her and in his or her place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done and hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ AMIN J. KHOURY Amin J. Khoury	Chairman of the Board	February 4, 2004
/s/ ROBERT J. KHOURY Robert J. Khoury	President and Chief Executive Officer (principal executive officer)	February 4, 2004
/s/ THOMAS P. MCCAFFREY Thomas P. McCaffrey	Corporate Senior Vice President of Administration and Chief Financial Officer (principal financial and accounting officer)	February 4, 2004
/s/ JIM C. COWART Jim C. Cowart	Director	February 4, 2004
/s/ RICHARD G. HAMERMESH Richard G. Hamermesh	Director	February 4, 2004
/s/ DAVID C. HURLEY David C. Hurley	Director	February 4, 2004
/s/ WESLEY W. MARPLE, JR. Wesley W. Marple, Jr.	Director	February 4, 2004
/s/ BRIAN H. ROWE Brian H. Rowe	Director	February 4, 2004
/s/ JONATHAN M. SCHOFIELD Jonathan M. Schofield	Director	February 4, 2004

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
*1.1	Form of Underwriting Agreement for Common Stock, Preferred Stock, Convertible Preferred Stock, Warrants, Senior Debt Securities, Subordinated Debt Securities and Convertible Debt Securities.
3.1
Amended and Restated Certificate of Incorporation of BE Aerospace, Inc. (incorporated by reference to the registrant's Registration Statement on Form S-1 (No. 333-33689), as amended, filed with the Commission on March 7, 1990).
3.2
Amended and Restated By-laws of BE Aerospace, Inc. (incorporated by reference to the registrant's annual report on Form 10-K for the ten-month transition period ended December 31, 2002, filed with the Commission on March 26, 2003).
4.1	Specimen Common Stock Certificate (incorporated by reference to the registrant's Registration Statement on Form S-1 (No. 333-33689), as amended, filed with the Commission on March 7, 1990).
4.2
Rights Agreement dated November 12, 1998 between the registrant and BankBoston, N.A., as Rights Agent (incorporated by reference to the registrant's current report on Form 8-K filed with the Commission on November 18, 1998).
*4.3	Form of Senior Debt Securities Indenture, including the Form of Senior Note.
*4.4	Form of Subordinated Debt Securities Indenture, including the Form of Subordinated Note.
*4.5	Form of Warrant Agreement, including the Form of Warrant.
*4.6	Certificate of Designation relating to preferred stock.
+5.1	Opinion of Shearman & Sterling LLP.
*8.1	Opinion of Shearman & Sterling LLP as to tax matters.
+12.1	Computation of Ratio of Earnings to Fixed Charges.
+23.1	Consent of Shearman & Sterling LLP (included in Exhibits 5.1 and 8.1).
+23.2	Consent of Deloitte & Touche LLP.
+24.1	Power of Attorney (included in signature page to S-3).
*25.1	Form T-1 Statement of Eligibility of the Senior Debt Securities Indenture Trustee.
*25.2	Form T-1 Statement of Eligibility of the Subordinated Debt Securities Indenture Trustee.

*
To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or by current report on Form 8-K in connection with the offering of the securities to which they relate.

+
Filed herewith.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
ABOUT THE COMPANY
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
COMMON STOCK PRICE RANGE
DIVIDEND POLICY
USE OF PROCEEDS
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF CONVERTIBLE PREFERRED STOCK
DESCRIPTION OF STOCK AND DEBT WARRANTS
DESCRIPTION OF CONVERTIBLE DEBT SECURITIES
DESCRIPTION OF SENIOR DEBT SECURITIES
DESCRIPTION OF SUBORDINATED DEBT SECURITIES
BOOK-ENTRY, DELIVERY AND FORM OF DEBT SECURITIES
PLAN OF DISTRIBUTION
VALIDITY OF THE SECURITIES
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX